Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VAIL RESORTS, INC.

Under Sections 242 and 245 of
the General Corporation Law of the
State of Delaware

FIRST.  The name of the corporation is Vail Resorts, Inc. (the “Corporation”).  The Corporation was originally incorporated under the name Gillett Holdings, Inc.  The Corporation was incorporated in Delaware on October 15, 1985.

SECOND.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD.  This Amended and Restated Certificate of Incorporation, which restates and amends the Restated Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

FOURTH.  The Restated Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is

Vail Resorts, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the state of Delaware is:

1209 Orange Street

County of New Castle

Wilmington, Delaware  19801

The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 4

SECTION 4.01            Capitalization.  The Corporation is authorized to issue (x) common stock (the “Common Stock”) and (y) preferred stock (the “Preferred Stock”).  The total number of shares of capital stock authorized for the Corporation is 125,000,000 shares; 100,000,000 shares of Common Stock, par value $.01 per share and 25,000,000 shares of Preferred Stock, par value $.01 per share.  The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the board of directors of the Corporation (the “Board”).  The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article 4, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the Delaware General Corporation Law.

SECTION 4.02     Voting Rights.  Each share of Common Stock held of record as of the record date of any meeting shall be entitled to one vote on each matter submitted to a vote of the stockholders.

SECTION 4.03            Dividends.  When and as dividends are declared, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share ratably, on a share-for-share basis, in such dividends.

SECTION 4.04            Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of the Common Stock shall be entitled to share ratably as a single class in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders.

ARTICLE 5

Directors

SECTION 5.01            Number of Directors.  The Board shall consist of one or more members.  The number of directors (“Directors”) shall be fixed in the manner provided in the by-laws of the Corporation.

SECTION 5.02     Election of Directors.  The holders of the Common Stock shall elect the Directors by majority vote.  Each share of Common Stock held of record as of the date of such election shall be entitled to one vote for each Director.

SECTION 5.03            Amendment of By-Laws.  The Board shall have the power to adopt, amend, or repeal the by-laws of the Corporation.

ARTICLE 6

Amendment and Repeal

This Amended and Restated Certificate of Incorporation may not be amended or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 51% of the outstanding shares of Common Stock entitled to vote generally in the election of Directors.

ARTICLE 7

Liability of Directors

To the fullest extent permitted under the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect, no Director shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director.  In addition to, and not by way of limitation of, the preceding sentence, no Director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.  Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a Director existing prior to such repeal or modification.

ARTICLE 8

Indemnification

SECTION 8.01            Indemnity.  Each person serving as a director, officer or employee of the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect.

SECTION 8.02            Modification of Indemnification.  Without limiting the generality or the effect of the foregoing Section 8.01, the Corporation may adopt by-laws or enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 8 or the Delaware General Corporation Law or any other applicable law.  Notwithstanding anything contained in Article 6 of this Amended and Restated Certificate of Incorporation or in the by-laws of the Corporation to the contrary, the amendment or repeal of, or adoption of any provision inconsistent with, this Article 8 shall be taken only upon the affirmative vote of the holders of at least 80% of the Common Stock issued and outstanding entitled to vote thereon.  Any amendment or repeal of, or adoption of any provision inconsistent with, this Article 8 shall not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

SECTION 8.03     Non-Exclusivity.  The right of indemnification provided in this Article 8 shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled including, without limitation, any contract approved by a majority of the Directors, whether or not the Directors approving such contract are or are to be or may become parties to such contract or similar contracts.

ARTICLE 9

Management of Corporation

The business and affairs of the Corporation shall be managed under the direction of the Board as provided in the by-laws of the Corporation and as may be delegated from time to time to committees of the Board pursuant to the terms of the by-laws of the Corporation.

IN WITNESS WHEREOF, said Vail Resorts, Inc. has caused this Certificate to be signed by its Secretary and attested by its Assistant Secretary this 5th day of January, 2005.

Vail Resorts, Inc.
By:	/s/ Martha D. Rehm
Name:	Martha D. Rehm
Title:	Senior Vice President and Secretary
ATTEST:

By:	/s/ Jeffrey W. Jones
Name:	Jeffrey W. Jones
Title:	Senior Vice President and Assistant Secretary